Exhibit 10.1

Martin B. Anstice Employment Agreement

EMPLOYMENT AGREEMENT

Effective January 1, 2015

This Employment Agreement (the “Agreement”) is made and entered into between Martin B. Anstice (the “Executive”) and Lam Research Corporation, a Delaware corporation (the “Company”).

R E C I T A L S

A. The Company and Executive desire to enter into this Agreement with respect to the Executive’s employment with the Company.

In consideration of the mutual covenants herein contained, and in consideration of the employment of Executive by the Company, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Position. During the Employment Period (as defined in Section 2(a) below), the Executive shall serve as Chief Executive Officer of the Company and in such capacity the Executive shall perform the duties and responsibilities as the Board of Directors of the Company (the “Board”) may, from time to time, reasonably assign to Executive, in all cases to be consistent with Executive’s office and position.

(b) Executive’s Obligations. Executive shall comply with all of the Company’s policies and procedures governing employment and service on the Board, including but not limited to resignation from the Board upon termination of employment. During the Employment Period, the Executive shall devote his full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in such activities and services as do not interfere or conflict with his responsibilities to the Company.

2. Employment Period.

(a) Term. The Company shall employ the Executive, on the terms and subject to the conditions set forth in this Agreement, for the period commencing on January 1, 2015 and ending on December 31, 2017 (such period, the “Employment Period”).

(b) Termination. This Agreement will terminate at the conclusion of the Employment Period unless the parties agree to extend it. The Board will provide notice of the Company’s intent whether to renew or enter into a new employment agreement with the Executive twelve (12) months prior to the end of the Employment Period. If the Board provides notice of the Company’s intent to renew or enter into a new employment agreement with the Executive, the Company and the Executive will enter into good faith negotiations. Neither (i) providing a notice of intent not to renew or enter into a new employment agreement nor (ii) the failure to renew or enter into a new employment agreement will be considered an Involuntary

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Martin B. Anstice Employment Agreement

Termination as defined in Section 7(c). Nothing contained in this Agreement alters the “at will” nature of the Executive’s employment with the Company. In addition, this Agreement may be terminated prior to expiration of the Employment Period as follows:

(i) By the Company. The Company may terminate the Executive’s employment for Cause (as defined in Section 7(a) below), by giving the Executive thirty (30) days’ advance written notice, subject, however, to the cure provisions of such Section. The Company may terminate the Executive’s employment with the Company for any reason (other than due to the Executive’s death or Disability, which are addressed in Sections 2(c) and 2(d) below) by giving the Executive ninety (90) days’ advance notice in writing, although the Company may pay to the Executive the compensation Executive would have otherwise received during such period in lieu of such notice. Unless such termination by the Company is a termination for Cause or due to the Executive’s death or Disability, it shall be regarded as an Involuntary Termination of the Executive. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).

(ii) By the Executive. The Executive may terminate his employment with the Company by reason of Involuntary Termination (as defined in Section 7(c) below) by giving the Company thirty (30) days’ advance written notice, subject, however, to the cure provisions of such Section. The Executive may tender his Voluntary Resignation (as defined in this Agreement) by giving the Company ninety (90) days’ advance written notice, which period may be waived or reduced at the Company’s option, although the Company may choose to pay the Executive, in lieu of such notice period the amounts that would otherwise be due to the Executive during such period. Any waiver or reduction of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).

(c) Death. The Executive’s employment shall terminate immediately in the event of his death.

(d) Disability. The Executive’s employment shall terminate in the event of his Disability (as defined in Section 7(b) below).

(e) Priority of Rights and Obligations upon Termination. If any event leading to or permitting termination of this Agreement, or providing notice thereof, occurs at approximately the same time as any other termination event or during any termination notice period, and those events invoke different notice periods or different severance or other benefit arrangements, the deadlines, obligations, rights and benefits applicable to the termination event having the highest priority shall control. The priority of termination events (from highest to lowest priority) is as follows: (1) termination for Cause; (2) Voluntary Resignation; (3) Involuntary Termination; (4) Disability; and (5) death. For example, if Executive gives notice of his Voluntary Resignation and, before the 90 day notice period has expired, he is subject to an Involuntary Termination, only the rights and benefits available to him for Voluntary Resignation apply since the provisions governing Voluntary Resignation have a higher priority than those

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Martin B. Anstice Employment Agreement

applicable to Involuntary Termination. Similarly, if the Executive has been subject to an Involuntary Termination and dies during the notice period, he shall have the rights and benefits available to his estate as one subject to an Involuntary Termination. Expiration of this Agreement prevails over all termination events.

3. Compensation and Benefits.

(a) Base Compensation. During the term of this Agreement, the Company shall pay the Executive as compensation for services a base salary at the annual rate of $900,000. The independent members of the Board, at least annually, will review, and potentially adjust, such base salary on a prospective basis, reasonably taking into account Executive’s performance and prevailing compensation for executives at similar levels in similar sized companies in the industry. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation specified in this Section 3(a) is referred to in this Agreement as “Base Compensation.”

(b) Variable Compensation. Executive shall be entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally (collectively, such programs are referred to in this Agreement as the “Combined Programs” and which are currently the Annual Incentive Program and the Long-Term Incentive Program), subject to the generally applicable terms and conditions of the program in question and to the determination of the independent members of the Board.

(c) Deferred Compensation. The Executive shall be entitled to participate in the Company’s Elective Deferred Compensation Plan pursuant to the terms thereof.

(d) Benefits. During the Employment Period, the Executive shall be eligible to participate in the benefit plans and compensation programs maintained by the Company of general applicability to other executive officers of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, equity award, life, disability, health, accident and other insurance programs, paid time off (as Executive’s schedule permits), and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the independent members of the Board or the Compensation Committee or any committee administering such plan or program, as appropriate.

(e) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder upon proper submission of expense reports in accordance with Company policies regarding such reimbursement.

(f) Compensation Recovery. Any compensation that is paid to the Executive by the Company shall be subject to any applicable compensation recovery policy.

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4. Section 162(m). Executive and the Company agree to use reasonable good faith efforts, to the extent reasonably practicable and not materially adverse to the Executive, to structure payment of all amounts of Executive’s compensation from the Company so as to avoid non-deductibility of any such amounts under Section 162(m) of the Internal Revenue Code (the “Code”) or any successor provision.

5. Benefits Upon a Change in Control.

(a) If a Change in Control (as defined in this Agreement) occurs during the Employment Period, and an Involuntary Termination of Executive’s employment occurs on or after the date of the initial public announcement of such Change in Control but within eighteen (18) months following a Change in Control1 (the “Change in Control Protection Period”), then:

(i) Within 60 days following the Termination Date, the Company shall pay Executive a lump sum equal to (A) twenty-four (24) months of Base Compensation (without giving effect to any salary reduction program then in effect), plus (B) the product of (x) two and (y) an amount equal to the average of the annual short-term variable compensation program (currently the Annual Incentive Program, and together with any future short-term variable compensation program, collectively hereinafter referred to as the “Short Term Program”) payments earned by the Executive over the last five (5) years in which the Executive was employed with the Company on December 31st of such year (the “Five Year Average Amount”), plus (C) a pro-rata amount (based on the number of full months worked during the calendar year during which the Termination Date occurs) of the Five Year Average Amount.

(ii) If at the Termination Date, payment has not been made under the Short Term Program that was in effect during the calendar year prior to the year in which the Termination Date occurs, the Company shall pay the Executive, not later than March 15th of the year in which the Termination Date occurs, the full amount he would have earned under such prior-year program (based on the performance results achieved under such program), as if his employment had not been terminated.

(iii) If the Executive qualifies for participation in the Company’s Retiree Health Plan prior to the Termination Date, then the Executive will receive the benefits he qualifies for under the Retiree Health Plan or, if such plan has been terminated prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay the Executive a lump sum amount (the “Medical Plan Payment”) equal to the present value of the benefits for which the Executive qualified prior to the termination of such plan. The present

[1]	For purposes of clarity, the Change in Control Protection Period prior to a Change in Control applies to a Termination Date (as defined in Section 7(d) for an Involuntary Termination) that is scheduled to occur on or after the date of the initial public announcement of a Change in Control but prior to the date of such Change of Control. In addition, the Change in Control Protection Period following a Change in Control applies to a notice of the Involuntary Termination (in accordance with Section 9) that is given or received by the Company, as applicable, within eighteen (18) months following the Change in Control.

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value of such benefits shall be determined actuarially based on the actual cost of replacing the benefits as of the Termination Date. If the Executive does not qualify for participation in the Retiree Health Plan prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay in a lump sum any COBRA premiums the Executive would be required to pay for the COBRA benefits selected by Executive for twelve (12) months after the Executive’s Termination Date if Executive has provided less than twenty (20) years of service to the Company and for eighteen (18) months after Executive’s Termination Date if Executive has provided twenty (20) or more years of service to the Company. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

(iv) Except as provided in Section 5(f) below, the unvested portion(s) of any stock options/Restricted Stock Units (“RSUs”), which are solely service based, that were granted to Executive prior to the Change in Control shall automatically be accelerated in full so as to become completely vested as of the Termination Date. The stock options shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms or unless they are exchanged for cash in connection with any Change in Control. The Company will issue the shares underlying the RSUs within sixty (60) days of the Termination Date.

(b) In the event of a Change in Control, for any long-term cash-based variable compensation program (currently the Long-Term Incentive Program, and together with any future long-term cash-based variable compensation program, hereinafter the “Long Term Cash Program”) awards outstanding (which may include more than one Long Term Cash Program performance cycle) at the time of the Change in Control, performance cycles under such programs shall cease as of the date of the Change in Control. The Company shall pay Executive, subject to the payout dates and restrictions below, all accrued amounts as of the last full completed quarter as of the date of the Change in Control, under each performance cycle of such program, plus the Remaining Target Amount for each performance cycle under each such program (together, the “Payment Amounts”). The Remaining Target Amount shall equal, for each performance cycle under each program, the target amount multiplied by the number of quarters in the performance cycle that end after the time of the Change in Control, divided by the total number of quarters in the full performance cycle2. Payment shall be made at the times specified below, and pending payment, the Company shall hold such amount in a book account for the Executive.

(i) Change in Control, Involuntary Termination. In the case of a Change in Control where the Executive’s employment terminates due to an Involuntary Termination during the Change in Control Protection Period, the Payment Amounts shall be paid out to the Executive within sixty (60) days following the Termination Date.

[2]	For the avoidance of doubt, the Executive will only receive the accrued amounts since the final Long Term Cash Program performance cycle will end on December 31, 2014 (unless the Company offers a Long Term Cash Program again in the future).

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Martin B. Anstice Employment Agreement

(ii) Change in Control, No Termination. In the case of a Change in Control where the Executive’s employment does not terminate during the Change in Control Protection Period, the Executive shall receive the Payment Amounts when ordinarily paid out. For avoidance of doubt, if there are multiple Long Term Cash Program performance cycles, portions of the Payment Amounts may be paid in different years, each in accordance with the terms of the relevant performance cycle.

(c) No Change in Control benefits under Sections 5(a) or 5(b) will apply if the Change in Control or Involuntary Termination occurs after the Executive has (i) given notice of Voluntary Resignation or (ii) been given notice of termination for Cause by the Company, unless that notice of termination for Cause is subsequently withdrawn (in writing) by the Company and Executive’s employment does not terminate as a result of such notice.

(d) Except as provided in Section 5(f) below, if the Company is acquired by another entity in connection with a Change in Control and there is or will be no market for the Common Stock of the Company, the vesting of all Executive’s stock options/RSUs, which are solely service based, that are granted prior to the Change in Control, will accelerate immediately prior to the Change in Control (and, for stock options, be immediately exercisable) if the acquiring company does not provide Executive with stock options/RSUs comparable to the unvested stock options/RSUs granted Executive by the Company, regardless of whether the Executive’s employment is terminated.

(e) These Section 5 benefits upon a Change in Control shall be the sole benefits that the Executive is entitled to under this Agreement (i.e., the Executive is not also entitled to any additional benefits provided in Section 6(b), below).

(f) In the event of a Change in Control, for any Market-Based Performance RSU, a type of RSU provided by the Company to the Executive with the number of shares paid based on the relative performance of the total stockholder return of the Company’s common stock compared to that of a designated comparison group, (“mPRSU”)/performance-based RSU, which is a performance-based RSU other than a mPRSU (“PRSU”), awards outstanding at the time of the Change in Control, the mPRSUs/PRSUs shall be converted into a Cash Award as determined under the terms of the mPRSU/PRSU Award Agreement. For the avoidance of doubt, mPRSUs/PRSUs shall not receive the treatment outlined in Sections 5(a)(iv) or 5(d) of the Employment Agreement, which applies to stock options and RSUs that are –solely service based.

(i) Change in Control, Involuntary Termination. In the case of a Change in Control where the Executive’s employment terminates due to an Involuntary Termination during the Change in Control Protection Period, the Cash Award (as defined in the mPRSU/PRSU Award Agreement), shall be paid out to the Executive within sixty (60) days following the Termination Date.

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(ii) Change in Control, No Termination. In the case of a Change in Control where the Executive’s employment does not terminate during the Change in Control Protection Period, the Executive shall receive the Cash Award when ordinarily paid out (under the mPRSU/PRSU Award Agreement).

6. Severance Benefits other than in a Change in Control.

(a) Benefits; Miscellaneous. In the event of any termination of Executive’s employment at any time during the term of this Agreement, (1) the Company shall pay the Executive any unpaid Base Compensation due for periods prior to the Termination Date; and (2) following submission of proper expense reports by the Executive (or his estate), the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company. These payments shall be made promptly at the Company’s next scheduled payroll date.

(b) In the event of a termination other than one described in Section 5, Executive shall be entitled to severance benefits that vary depending upon the reason for termination. Such benefits shall be as follows (and no others):

(i) Voluntary Resignation Severance Benefits.

(A) Base Compensation shall cease on the Termination Date. Executive shall not be entitled to any further payment pursuant to the Short Term Program or the Long Term Cash Program following termination.

(B) All medical and health benefits shall cease on the Termination Date, except as specified in any then existing Retiree Health Plan for which Executive qualifies. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

(C) Stock options will cease to vest on the Termination Date and will be cancelled ninety (90) days after the Termination Date (unless they are exercised or expire pursuant to their terms before cancellation). RSUs (whether mPRSUs, PRSUs or otherwise) will be cancelled on the Termination Date.

(ii) Involuntary Termination Severance Benefits.

(A) Within sixty (60) days following the Termination Date, the Company shall pay Executive a lump sum equal to (x) eighteen (18) months of Base Compensation (without giving effect to any salary reduction program then in effect), plus (y) an amount equal to the Five Year Average Amount (as defined in Section 5).

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(B) At the time that the Company makes payments to other executive officers under the Short Term Program that is in effect during the calendar year in which the Termination Date occurs, the Company shall pay the Executive a pro-rata portion of the amount he would have earned under such program had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under such program and the number of full months elapsed prior to the Termination Date.

(C) If at the Termination Date, payment has not been made under the Short Term Program that was in effect during the calendar year prior to the year in which the Termination Date occurs, the Company shall pay the Executive, not later than March 15th of the year in which the Termination Date occurs, the full amount he would have earned under such prior-year program (based on the performance results achieved under such program), as if his employment had not been terminated.

(D) If the Executive qualifies for participation in the Company’s Retiree Health Plan prior to the Termination Date, then the Executive will receive the benefits he qualifies for under the Retiree Health Plan, or if such plan has been terminated prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay the Executive the Medical Plan Payment. If the Executive does not qualify for participation in the Retiree Health Plan prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay in a lump sum any COBRA premiums the Executive would be required to pay for the COBRA benefits selected by Executive for twelve (12) months after the Executive’s Termination Date if Executive has provided less than twenty (20) years of service to the Company and for eighteen (18) months after Executive’s Termination Date if Executive has provided twenty (20) or more years of service to the Company. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

(E) Except as provided in Section 6(b)(ii)(G) below, for any stock options/RSUs, which are solely service based, that are granted to the Executive twelve (12) months or more before the Termination Date, a number of shares shall vest (and for stock options, become exercisable as of the Termination Date) such that the total number of shares vested on the Termination Date shall equal a pro-rata percentage of the total number of shares subject to such grant (based on the number of full months worked during the vesting schedule)3.

[3]	For example, if a stock option has a four (4) year vesting schedule where 25% of the options vest on each anniversary of the grant date, an Executive whose Termination Date is twenty seven (27) months and a day after grant will already have vested in 50% of the total option, and will vest in an additional 6.25% (3/48) of the total option by virtue of this section. No additional vesting shall occur beyond this additional amount.

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The stock options shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms or unless they are exchanged for cash in connection with any Change in Control. The Company will issue the shares underlying the RSUs to the Executive within sixty (60) days following the Termination Date. In addition, the independent members of the Board may, in their discretion, accelerate the vesting of additional stock options or RSUs held by the Executive.

(F) Any Long Term Cash Program awards, which are accrued as of the last full completed quarter prior to the Termination Date, shall be paid to the Executive within sixty (60) days following the Termination Date.

(G) In the event of an Involuntary Termination prior to the end of the mPRSU/PRSU Performance Period (as defined in the mPRSU/PRSU Award Agreement), a portion of the mPRSUs/PRSUs shall convert into a cash payment (the “Cash Payment”). The Cash Payment shall be determined by multiplying the Target Number of mPRSUs/PRSUs (as set forth in the mPRSU/PRSU Award Agreement) by the total number of days from the Grant Date (as defined in the mPRSU/PRSU Award Agreement) until the Termination Date divided by the number of days in the Performance Period (as defined in the mPRSU/PRSU Award Agreement) (the “Termination Target Shares”). The Company’s performance under the Vesting Formula (as set forth in the mPRSU/PRSU Award Agreement from the first day of the Performance Period until the Termination Date shall be applied to the Termination Target Shares to determine the number of shares to convert into the Cash Payment. This number of shares shall be multiplied by the closing price of the Company’s common stock as of the Termination Date to determine the dollar amount of the Cash Payment. The Cash Payment will be paid to the Executive within sixty (60) days following the Termination Date. Any remaining portion of the mPRSUs/PRSUs that are not converted into a Cash Payment shall be cancelled.

For the avoidance of doubt, mPRSUs/PRSUs shall not receive the treatment outlined in Section 6(b)(ii)(E) of the Employment Agreement, which applies to stock options and RSUs that are not service based.

(iii) Severance Benefits following a termination for Cause.

(A) Base Compensation shall cease on the Termination Date. Executive shall not be entitled to any further payment pursuant to the Short Term Program or the Long Term Cash Program following termination.

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(B) All medical and health benefits shall cease on the Termination Date, except as specified in any then existing Retiree Health Plan for which Executive qualifies. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

(C) Stock options will cease to vest on the Termination Date and will be cancelled thirty (30) days after the Termination Date (unless they are exercised or expire pursuant to their terms before cancellation). RSUs (whether mPRSUs, PRSUs or otherwise) will be cancelled on the Termination Date.

(iv) Death Severance Benefits. Executive’s employment shall terminate immediately in the event of his death.

(A) At the time that the Company makes payments to other executive officers under the Short Term Program that is in effect during the calendar year in which the Termination Date occurs, the Company shall pay the Executive’s estate a pro-rata portion of the amount he would have earned under such program had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under such program and the number of full months elapsed prior to the Termination Date.

(B) If at the Termination Date, payments have not been made under the Short Term Program that was in effect during the calendar year prior to the year in which the Termination Date occurs, the Company shall pay the Executive’s estate, not later than March 15th of the year in which the Termination Date occurs, the full amount he would have earned under such prior-year program (based on the performance results achieved under such program), as if his employment had not been terminated.

(C) If the Executive qualifies for participation in the Company’s Retiree Health Plan prior to the Termination Date, then the Executive’s eligible dependents will receive the benefits they qualify for under the Retiree Health Plan, or if such plan has been terminated prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay the eligible dependents the Medical Plan Payment. If the Executive does not qualify for participation in the Retiree Health Plan prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay in a lump sum any COBRA premiums the Executive’s estate would be required to pay for the COBRA benefits selected by Executive’s estate for Executive’s eligible dependents for twelve (12) months after the Executive’s Termination Date if Executive has provided less than twenty (20) years of service to the Company and for eighteen (18) months after Executive’s Termination Date if Executive has provided twenty (20) or more years of service to the Company. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

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(D) Except as provided in Section 6(b)(iv)(F) below, for any stock options/RSUs, which are solely service based, that are granted to the Executive before the Termination Date, a number of shares shall vest so that the greater of (x) 50% of the shares in each grant are immediately vested (and, for stock options, become exercisable) or (y) the total number of shares vested (and for stock options, become exercisable) on the Termination Date shall equal a pro-rata percentage of the total number of shares subject to such grant (based on the number of full months worked during the vesting schedule). The stock options shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms, or unless they are exchanged for cash in connection with any Change in Control. The Company will issue the shares underlying the RSUs to the Executive’s estate within sixty (60) days following the Termination Date. In addition, the independent members of the Board may, in their discretion, accelerate the vesting of additional stock options or RSUs held by the Executive.

(E) Any Long Term Cash Program awards, which are accrued as of the last full completed quarter prior to the Termination Date, shall be paid to Executive’s estate within sixty (60) days following the Termination Date.

(F) A portion of the mPRSUs/PRSUs shall vest on the Termination Date. To determine the applicable Target Number of mPRSUs/PRSUs (as set forth in the mPRSU/PRSU Award Agreement) shall be multiplied by the total number of days from the Grant Date (as defined in the mPRSU/PRSU Award Agreement) until the Termination Date, divided by the number of days in the Performance Period (as defined in the mPRSU/PRSU Award Agreement) to determine the “death pro rata” target number of shares. The Company’s performance under the Vesting Formula (as set forth in the mPRSU/PRSU Award Agreement) from the first day of the Performance Period until the Termination Date shall be applied to the greater of: (i) the “death pro rata” target number of shares or (ii) 50% of the original Target Number of mPRSUs/PRSUs (as set forth in the mPRSU/PRSU Award Agreement), to determine the number of shares which shall be paid to the Executive’s estate within sixty (60) days of the Termination Date. Any remaining unvested portion of the mPRSUs/PRSUs shall be cancelled.

(v) Disability Severance Benefits.

(A) At the time that the Company makes payments to other executive officers under the Short Term Program that is in effect during the calendar year in which the Termination Date occurs, the Company shall pay the Executive a pro-rata portion of the amount he would have earned under such program had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under such program and the number of full months elapsed prior to the Termination Date.

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(B) If at the Termination Date, payments have not been made under the Short Term Program that was in effect during the calendar year prior to the year in which the Termination Date occurs, the Company shall pay Executive, not later than March 15th of the year in which the Termination Date occurs, the full amount he would have earned under such prior-year program (based on the performance results achieved under such program), as if his employment had not been terminated.

(C) If the Executive qualifies for participation in the Company’s Retiree Health Plan prior to the Termination Date, then the Executive will receive the benefits he qualifies for under the Retiree Health Plan or, if such plan has been terminated prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay the Executive the Medical Plan Payment. If the Executive does not qualify for participation in the Retiree Health Plan prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay in a lump sum any COBRA premiums the Executive would be required to pay for the COBRA benefits selected by the Executive for twelve (12) months after the Executive’s Termination Date if Executive has provided less than twenty (20) years of service to the Company and for eighteen (18) months after Executive’s Termination Date if Executive has provided twenty (20) or more years of service to the Company. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Agreement shall be treated in accordance with the terms of such plans and benefits.

(D) Except as provided in Section 6(b)(v)(F) below, for any stock options/RSUs, which are solely service based, that are granted to the Executive before the Termination Date, a number of shares shall vest so that the greater of (x) 50% of the shares in each grant are immediately vested (and, for stock options, become exercisable) or (y) the total number of shares vested (and for stock options, become exercisable) on the Termination Date shall equal a pro-rata percentage of the total number of shares subject to such grant (based on the number of full months worked during the vesting schedule). The stock options shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms, or unless they are exchanged for cash in connection with any Change in Control. The Company will issue the shares underlying such RSUs to the Executive within sixty (60) days following the Termination Date. In addition, the independent members of the Board may, in their discretion, accelerate the vesting of additional stock options or RSUs held by the Executive.

(E) Any Long Term Cash Program awards which are accrued as of the last full completed quarter prior to the Termination Date, shall be paid to Executive within sixty (60) days following the Termination Date.

(F) A portion of the mPRSUs/PRSUs shall vest on the Termination Date. To determine the applicable Target Number of mPRSUs/PRSUs (as set forth in the mPRSU/PRSU Award Agreement) shall be multiplied by the total number of days from

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the Grant Date (as defined in the mPRSU/PRSU Award Agreement) until the Termination Date, divided by the number of days in the Performance Period (as defined in the mPRSU/PRSU Award Agreement) to determine the “disability pro rata” target number of shares. The Company’s performance under the Vesting Formula (as set forth in the mPRSU/PRSU Award Agreement) from the first day of the Performance Period until the Termination Date shall be applied to the greater of: (i) the “disability pro rata” target number of shares or (ii) 50% of the original Target Number of mPRSUs/PRSUs (as set forth in the mPRSU/PRSU Award Agreement), to determine the number of shares which shall be paid to the Executive within sixty (60) days of the Termination Date. Any remaining unvested portion of the mPRSUs/PRSUs shall be cancelled.

7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean: (1) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and responsibilities and provides Executive with thirty (30) days to take corrective action; (2) Any act of personal dishonesty knowingly taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial financial enrichment of Executive; (3) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (4) a willful and knowing act by the Executive which constitutes gross misconduct, including any act by the Executive for which the U.S. Securities & Exchange Commission has precluded the Executive from performing his duties; or (5) A willful breach of a material provision of this Agreement by the Executive. Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding the Executive and any person who reports to the Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to the Executive and his counsel and after allowing the Executive and his counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members the Executive was guilty of conduct set forth in (1), (2), (3), (4) or (5) of this Section 7(a), specifying the particulars thereof.

(b) Disability. “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reasons of any readily determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuing period of not less than twelve (12) months. A Disability must be certified by an approved Company physician. The date of Disability is the date on which the Disability is incurred.

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(c) Involuntary Termination. “Involuntary Termination” shall mean:

(i) a material reduction of the Executive’s duties or responsibilities as Chief Executive Officer (other than for Cause or as a result of death or Disability);

(ii) a material reduction in the Executive’s Base Compensation and benefits package, other than a reduction in Base Compensation which is part of, and generally consistent with, a general reduction of salaries of all executive officers of the Company and of any party acquiring control of the Company in a Change in Control, or other than a change in Executive’s benefits package that continues to provide Executive with comparable benefits to those enjoyed prior to the change;

(iii) a material reduction by the Company in the Executive’s current Target Total Direct Compensation, other than: (A) any such reduction applicable to all executive officers of the Company and any party acquiring control of the Company in a Change in Control generally, (B) any such reduction resulting from a drop in the Company’s stock price, or (C) unless in connection with a Change in Control, in which case this clause (C) shall not apply, any such reduction that is based on a good faith market review of executive compensation conditions and levels (for similar positions in comparable companies) conducted in accordance with the normal compensation evaluation process applicable to executive officers of the Company generally. For purposes of the foregoing, Target Total Direct Compensation means current annual Base Compensation (determined in the same manner as in Section 7(c)(ii)) plus current annual benefits plus current annual target amounts under the Combined Programs, and to the extent that Target Direct Compensation includes equity awards, the value of such equity shall be determined at the time of grant based on the total stock compensation expense (FAS 123R) associated with that award;

(iv) the relocation of the Company’s principal executive office to a location more than fifty (50) miles from its present location but only if the Executive is required to change his principal place of employment to such new location;

(v) any termination of the Executive’s employment by or at the request of the Company other than for Cause, Disability or death;

(vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or

(vii) any material breach by the Company of any material provision of this Agreement; subject to the following: (A) None of the foregoing actions shall constitute Involuntary Termination if the Executive has agreed thereto. (B) The Board providing notice of the Company’s intent not to enter into, renew or extend this Agreement pursuant to Section 2(b) hereof shall not be considered an Involuntary Termination (although any of the foregoing actions which occurs after the Board provides notice of the Company’s intent not to enter into, renew or

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extend this Agreement may constitute an Involuntary Termination). (C) Except with respect to an event described in Section 7(c)(v), the foregoing actions shall constitute Involuntary Termination only if and to the extent that (x) within 90 days of the occurrence of the events giving rise to an Involuntary Termination, the Executive provides written notice to the Company setting forth in reasonable detail such facts which Executive believes constitute Involuntary Termination, (y) any circumstances constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company’s receipt of such written notice, and (z) the Termination Date occurs within one hundred and eighty (180) days following the initial existence of the event giving rise to an Involuntary Termination.

(d) Termination Date. “Termination Date” shall mean:

(i) In the case of a termination for Cause, the last day of the thirty (30) day notice period, unless the reason for such termination is cured by the Executive prior to the end of the thirty (30) day period;

(ii) In the case of a Company initiated Involuntary Termination (under Section 2(b)(i) of this Agreement), the last day of the ninety (90) day notice period required under such section, or such earlier date at which the Company waives notice and pays the Executive in lieu of such notice;

(iii) In the case of the Executive’s Voluntary Resignation or of an Involuntary Termination initiated by the Executive (each under Section 2(b)(ii) of this Agreement), the last day of the applicable notice period required under such section, or such earlier date at which the Company waives notice and pays the Executive in lieu of such notice;

(iv) In the case of Executive’s death, the date of such death; and

(v) In the case of Executive’s Disability, the date of such Disability.

Notwithstanding the foregoing, in the event of an Involuntary Termination occurring as set forth in Section 5, if the Termination Date would otherwise have occurred prior to the Change in Control, the Termination Date shall take place on the date of the Change in Control. If more than one Termination Date may apply, then the priority provisions of Section 2(e) of this Agreement shall determine which Termination Date controls. The Company and the Executive shall take all steps necessary to ensure that any termination described in this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything to the contrary, the date on which such separation from service takes place shall be the Termination Date.

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(e) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any person or group as such terms is used in Rule 13d-1(b) under the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13-d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than through a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior hereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the stockholders of the Company approve a plan of complete liquidation of the Company; or the consummation of a sale or disposition by the Company of all or substantially all the Company’s assets (other than to a subsidiary or subsidiaries); or

(iv) Any other event as determined by the independent members of the Board, in the sole discretion of the independent members of the Board.

(f) Voluntary Resignation. “Voluntary Resignation” shall mean Executive’s termination of his employment at any time, for any reason, by the Executive, other than by reason of Involuntary Termination, death or Disability.

8. Successors.

(a) Company’s Successors. The Company shall require a successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets (each a “Successor Company”) to assume the Company’s obligations under this Agreement and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor Company which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

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(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by Federal Express or a comparable air courier company. In the case of the Executive, notices sent by courier shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notices sent by courier shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a Voluntary Resignation or any Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date.

10. Non-Compete; Non-Solicit.

(a) The parties hereto recognize that the Executive’s services are special and unique and that his level of compensation and the provisions herein for compensation upon Involuntary Termination are partly in consideration of and conditioned upon the Executive’s not competing with the Company, and that the covenant on his part not to compete and not to solicit as set forth in this Section 10 is essential to protect the business and goodwill of the Company.

(b) The Executive agrees that prior to the Termination Date, the Executive will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity (1) render any services to any company, business, agency, partnership or entity engaged in a business competitive with the Company (“Restricted Business”) other than the Company, or (2) make or hold any investment in any Restricted Business in the United States other than the Company, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 2% of the listed or traded stock of any publicly held corporation. For purposes of this Section 10, the term “Company” shall mean and include the Company, any subsidiary or affiliate

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of the Company, any Successor Company and any other corporation or entity of which the Executive may serve as a director, officer or employee at the request of the Company or any Successor Company.

(c) Prior to the Termination Date, and for the period extending six (6) months thereafter, the Executive will not directly induce or attempt to influence any employee of the Company to leave its employ and join any Restricted Business in or within 50 miles of Fremont, California.

(d) The Executive agrees that the Company would suffer an irreparable injury if he were to breach the covenants contained in subparagraphs (b) or (c) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive hereby stipulates to the entering of such injunctive relief prohibiting him from engaging in such breach.

(e) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provisions hereof (but only to the extent necessary to render such restrictions enforceable) and then enforce this Section 10 in its reduced form for all purposes in the manner contemplated hereby.

11. Existing Confidentiality and Non-Compete Agreements.

Executive represents and warrants (1) that prior to the date hereof he has provided the Company with true and complete copies of any and all written confidentiality and/or non-compete agreements to which Executive is a party as of the date hereof (together with a written description of any such oral agreements), and (2) to the best of Executive’s knowledge, full compliance with the terms of each such agreement will not materially interfere with Executive’s duties hereunder (except to the extent that Executive reasonably may determine to absent himself from certain Company meetings and communication during the first year of the Employment Period). The Executive further covenants that he will not willfully and knowingly fail to fully abide by the terms of any and all such agreements and will work in good faith with the Company to avoid any breach thereof.

12. Arbitration.

At the option of either party, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration under the rules of the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting this Agreement which may be brought by the Company in any court of competent jurisdiction irrespective of Executive’s desire to arbitrate such a claim.

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The arbitrator shall be selected as follows. In the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties cannot agree on an arbitrator, the Company and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

Arbitration shall take place in San Jose, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator, who, if more than one, shall act by majority vote, shall have the power and authority to decree any and all relief of an equitable nature including, but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that the Executive shall be entitled to reimbursement for his reasonable attorney’s fees to the extent he prevails as to the material issues in such dispute. The reimbursement of attorney’s fees shall be made promptly following delivery of an invoice therefor. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.

13. Excise Tax on Payments. Notwithstanding anything to the contrary contained herein, in the event that any payment by the Company to or for the benefit of the Executive, whether paid or payable, would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall receive either the full severance amount or a lesser amount that does not trigger an excise tax, whichever produces a greater after-tax benefit to the Executive, as determined by the Company.

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14. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement; Amendment. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Nothing herein affects the continued enforceability of either the Company’s Employment, Confidential Information and Invention Assignment Agreement previously executed by the Executive, or the Executive’s Indemnification Agreement with the Company. Any benefit amounts referenced as payable to the Executive pursuant to this Agreement are the sole and exclusive amounts payable to the Executive for the category of benefit addressed by such amounts; provided, however, that this Agreement shall not limit any right of Executive to receive any payments or benefits under an employee benefit or employee compensation plan of the Company, initially adopted prior to or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Change in Control (including, but not limited to, the acceleration of any rights or benefits thereunder). Notwithstanding the foregoing, in no event shall Executive be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under any severance or similar plan or policy of Company, and in any such case Executive shall only be entitled to receive the greater of the two payments.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of California, without regard to conflicts of law provisions thereof.

(e) Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the Agreement shall remain in full force and effect as to the remaining provisions, and the parties shall replace the invalid or unenforceable provision with one which reflects the parties’ original intent in agreeing to the invalid/unenforceable one.

(f) No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.

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(g) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Executive’s termination of employment with the Company, the Company has determined that the Executive is a “specified employee” as defined in Section 409A of the Code and any severance payments and benefits to Executive are considered a “deferral of compensation” under Section 409A of the Code (the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first six months following the Termination Date will become payable on the first business day of the seventh month following the Executive’s Termination Date, or if earlier the date of the Executive’s death. In the event that payments under this Agreement are deferred pursuant to this Section 14(h), then such payments shall be paid at the time specified in this Section 14(h) without interest. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 14(h) provided, that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. Any amount under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement. Any amounts scheduled for payment hereunder when they are ordinarily paid out or when they are made to other executive officers, will nonetheless be paid to Executive on or before March 15th of the year following the year when the payment is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to the Executive’s termination of employment shall refer to Executive’s separation of services with the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company, provided, however, that no assignment shall be

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made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k) Survival of Obligations. Except as otherwise described herein, and except to the extent that as of the Termination Date rights to payment hereunder have accrued, the obligations of Sections 7 through 14 shall survive termination of this Agreement. In the event that a binding agreement is reached that would result in a Change in Control during the Employment Period, Section 5 of this Agreement shall survive with regard to that Change in Control.

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(l) Company Release. As a condition to the Company’s obligations pursuant to this Agreement, the Executive agrees to execute a release of claims against the Company (the “Release”), substantially in the form attached hereto as Exhibit A, by the fifty-third (53rd) day following the Executive’s Termination Date. If the Company has not received an irrevocable Release by the sixtieth (60th) day following the Termination Date, the Company shall be under no obligation to make payments or provide benefits under this Agreement; provided such sixty (60) day period shall be tolled during the pendancy of any arbitration proceeding under this Agreement. In the event one or more of the provisions of the Release should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Release, and the Release shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

IN WITNESS WHEREOF, the parties have executed this Agreement.

LAM RESEARCH CORPORATION

By:	/s/ Sarah A. O’Dowd
Sarah A. O’Dowd
Its:	Senior Vice President, Chief Legal Officer

DATED: January 13, 2015

/s/ Martin B. Anstice
Martin B. Anstice

DATED: December 16, 2014

January 1, 2015

Martin B. Anstice Employment Agreement

EXHIBIT A

COMPANY RELEASE

January 1, 2015

Martin B. Anstice Employment Agreement

LAM RESEARCH CORPORATION RELEASE

This Release (“Release”) constitutes a binding agreement between you,         [EMP NAME]        , Lam Employee No.     [EE I.D.]    , and Lam Research Corporation (“Lam” or “the Company”). Please review the terms carefully. We advise you to consult with an attorney concerning its terms.

1. This Release is provided to Lam pursuant to an Employment Agreement (your “Agreement”) between you and Lam. You understand that if you choose not to sign this Release, as provided in your Agreement Lam has no obligation to make any payments or provide any benefits provided in your Agreement.

2. You understand that your obligations under the Confidential Information and Invention Assignment Agreement, or similarly titled agreement, you signed at the beginning of your employment with Lam are ongoing and binding and survive the termination of your employment with Lam, regardless of whether you sign this Release.

3. If you agree to this Release, you will be eligible to receive the payments and benefits provided in your Agreement. You must sign and return this Release within fifty-three (53) days, and it must become irrevocable (as discussed in Sections 4.E. and 8 below), within sixty (60) days of your Termination Date (as defined in your Agreement). You may, at your discretion, sign and return the Release sooner. You are hereby advised to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release. Lam is under no obligation to pay any amounts or provide any benefits under your Agreement until such release is irrevocable. Lam will make such payments and provide such benefits under your Agreement as soon as practicable, in accordance with the terms of your Agreement and in accordance with IRC Section 409A and accompanying Treasury Regulations (although Lam makes no representation about any specific tax treatment applicable to you). Neither Lam nor the Executive shall have the right to accelerate or defer the delivery of any payments or provision of any benefits except as specifically permitted or required by Section 409A.

4. In exchange for and in consideration of the payments and benefits provided for in your Agreement, you agree to, and agree to abide by, the following terms:

A.

Release. You hereby waive and release, and promise never to assert, any and all claims, except workers compensation or unemployment compensation claims, that you have, or may have at any time, against Lam and its predecessors, subsidiaries, related entities, and their officers, directors, shareholders, agents, attorneys, employees, benefit plans, successors, or assigns (collectively “Released Parties”) at all or, specifically, arising from or related to your employment with Lam and/or the termination of your employment with Lam. These claims include, but are not limited to, all claims arising under federal, state, and/or local statutory or common law, including, but not limited to, claims of wrongful or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act (or comparable provision under any other state’s law), the Equal Pay Act of 1963, California Labor Code Section 1197.5 (or comparable provision under any other state’s law), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Civil Rights Act of 1866, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification (WARN) Act, California Labor Code Section 1400 et seq., and any other laws, regulations, or ordinances relating to employment or employment discrimination, and the laws of contract and tort, to the full extent permitted by law. You are, through this Release, releasing the Company from any and

January 1, 2015

Martin B. Anstice Employment Agreement

all claims you may have against the Company, including claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq (ADEA) with the exception of (i) your right to receive the payments provided for in, or to enforce, your Agreement and (ii) any claims you may have pursuant to any written agreement, the Company’s certificate of incorporation or bylaws, or as mandated by statute, to indemnification as a director or officer of the Company; further, rights or claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed are not waived.

B.	Release of Unknown Claims. You agree to waive and release and promise never to assert any claims or potential claims that you might have against the Released Parties, whether or not you know or might have reason to know of such claims or potential claims or of the facts potentially giving rise to any such claims or potential claims. Specifically, you agree to waive, and by executing this Release do waive, your rights under section 1542 of the Civil Code of California, or comparable provision of another state’s law, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

C.	Acknowledgment of 21-Day Consideration Period: If you are 40 years of age or older, you acknowledge and agree that you have been given at least 21 days to consider the terms of this Release before signing it1. You knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date (as indicated below) you sign this Release. You affirm that you have not been asked by the Company to shorten your time period for consideration of whether to sign this Release. You affirm that the Company has not threatened to withdraw or alter the payments or benefits due to you prior to the expiration of the 21-day period nor has the Company provided different terms to you because you have decided to sign this Release prior to the expiration of the 21-day consideration period. You understand that by your having waived some portion of the 21-day consideration period, the Company may expedite the processing of some of the payments or benefits provided to you in reliance upon your signing this Release.

D.	No Re-Start of Consideration Period: You agree that any changes to this Release or to the payments or benefits and terms offered or that may be offered to you after your initial receipt of this Release, whether any such changes (individually or collectively) are material or immaterial, do not and shall not restart the running of the consideration period.

E.	Right to Revoke: You understand that if you sign this Release, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to the Company in the manner described in the notice provision of your Agreement. You understand that the release and waiver set forth above will not be effective until after this seven-day period has expired.

F.	Binding Agreement: You understand that following the seven-day revocation period, this Release will be final and binding. You promise that you will not pursue any claim that you have settled by this Release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this promise not to sue does not apply to claims that you may have under the OWBPA and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may

[1]	Insert 45 day Consideration Period in circumstances required by law.

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challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Release, whichever is less. You also recognize that the Company may be entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law. You further understand that nothing in this Release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. Nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local laws, such as claims for workers compensation or unemployment benefits.

G.	Authorization for Deductions from Paychecks and Other Payments. You hereby authorize Lam to deduct and withhold from your paychecks and from any other payments of cash compensation due to you, from the date of this Release forward, any and all amounts you may, from time to time, owe to Lam for any reason, including (without limitation) loans or advances to you, reimbursement of paid but unvested signing or relocation bonuses, amounts due under a promissory note, taxes or tax withholding paid or to be paid by Lam on your behalf. If you owe Lam monies as documented in a promissory note or other written agreement, the repayment terms of that document will apply.

H.	Confidentiality of Terms of this Release. You agree not to disclose to any other person or entity any information regarding the terms of this Release, or the fact of its existence, or the amounts of any payments or benefits made to or provided to you, except that you may disclose such information to your immediate family (spouse, children, or parents), attorney, accountant, or other professional advisor to whom you must make the disclosure in order for such person to render professional services to you, or as you otherwise may be compelled by law. You will instruct any such persons to whom you make such disclosures, however, to maintain the confidentiality of such information, consistent with your obligations to maintain its confidentiality hereunder.

I.	Non-Solicitation. You agree to comply with the terms set forth in Section 10 of your Agreement.

J.	Non-Disparagement. You hereby agree that you will not disparage, criticize, slander, or libel Lam or any of its products, technologies, policies, actions, employees, officers, or agents, to any third party or person, including without limitation any supplier, customer, or prospective customer or business partner of Lam.

5. To accept this Release, please sign and date it below and provide it to the Company in the manner described in the notice provision of your Agreement. If your Release is not executed and returned within 53 days and irrevocable within 60 days from the Termination Date (as defined in your Agreement), the offer of the payments and benefits described in your Agreement shall automatically expire and this offer shall be deemed revoked.

6. In the event that you breach any of your obligations under this Release or as otherwise imposed by law, Lam will be entitled to recover the payments and benefits paid under your Agreement and to obtain all other relief provided by law or equity. Lam’s rights and remedies arising hereunder are cumulative of any and all other rights or remedies Lam may have in the event of a breach of this Release by you.

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Martin B. Anstice Employment Agreement

7. By signing this Release, you acknowledge that you have had the opportunity to review this Release carefully with an attorney of your choice concerning its terms and effect, and that the waivers, settlement, and releases made herein are knowing, voluntary, informed, and consensual.

8. You understand that once you have signed this Release, you have an additional seven (7) days to revoke your acceptance by submitting a written notice of your revocation to the Company in the manner described in the notice provision of your Agreement. If you do not revoke your acceptance within seven (7) days of your acceptance, the Release will be deemed effective, binding and enforceable. Please note that this means your executed Release must be received by the Chief Legal Officer of the Company, within 53 days of Termination Date (as defined in your Agreement) or the Company shall be under no obligation to make the payments or provide the benefits under your Agreement.

9. This Release shall be construed and enforceable in all respects pursuant to California law, notwithstanding conflict of laws considerations or the preference, policy or law of any other jurisdiction or forum. Any dispute or action arising from or related to this Release shall be brought in federal or California state court located in the County of Santa Clara, California, and in no other jurisdiction or venue. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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Martin B. Anstice Employment Agreement

I, THE UNDERSIGNED, HAVE BEEN ADVISED IN WRITING THAT I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND TO CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS RELEASE, UNDERSTAND ITS TERMS, AND UNDERSTAND THAT I ENTER THIS RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST LAM RESEARCH CORPORATION TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS RELEASE VOLUNTARILY AND KNOWINGLY.

ACKNOWLEDGED, UNDERSTOOD AND AGREED ON BEHALF OF LAM RESEARCH CORPORATION:

[EMP NAME]	Sarah A. O’Dowd
Senior Vice President, Chief Legal Officer

Date:	Date:

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